Exhibit 99
NEWS RELEASE
January 29, 2021

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Vice President, Investor Relations & Corporate Sustainability	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS
Full Year 2020 Performance Highlights
•Record residential mortgage production at $1.2 billion
•Grew total deposits $1.1 billion or 17.8% to $7.4 billion and total loans $225 million or 4.4% to $5.3 billion
•Net interest margin of 3.29%, with record low cost of funds
•Net charge-off ratio improved to 0.40%, compared to 0.45% in prior year
•Continued strong capital and liquidity position

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported 2020 net income of $57.6 million,1 compared to $89.0 million2 in 2019.
“I am proud of the tenacity and creativity of our team as we worked to support our customers through this difficult economy, protect our teammates, and care for our community through all the challenges of 2020,” said Rich Wacker, president and chief executive officer of American. “Our financial results reflect the negative impact of the elevated credit risk we continue to manage closely, but also the benefits of our record mortgage originations, good cost control to offset increased costs related to COVID while still investing in our core priorities, and conservative liquidity and capital management.” said Wacker.
Net income for the fourth quarter of 2020 was $15.7 million, compared to $12.2 million in the third, or linked, quarter of 2020 and $28.2 million3 in the fourth quarter of 2019.

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1 Results for 2020 included impact of after-tax gain of $5.2 million related to the sale of Visa Class B shares in the second quarter of 2020, as well as $5.1 million of certain direct and incremental COVID-19 related costs.
2 Results for 2019 included after-tax gain on sale of properties (included in noninterest income) and after-tax campus transition costs (included in noninterest expense) of $7.9 million and $2.4 million, respectively, and $7.9 million and $0.2 million for the fourth quarter of 2019, respectively.
3 See footnote 2.

Financial Highlights
Net interest income was $233.5 million in 2020 compared to $248.1 million in 2019. Fourth quarter 2020 net interest income was $58.5 million compared to $57.3 million in the linked quarter, and $60.9 million in the fourth quarter of 2019. Net interest income increased over the linked quarter, primarily due to higher average earning assets and lower funding costs in the fourth quarter. Yield on earning assets continued to be negatively impacted by the lower interest rate environment. Net interest margin was 3.29% in 2020, compared to 3.85% in 2019. Net interest margin for the fourth quarter of 2020 was 3.12%, flat compared to the linked quarter and down from 3.74% in the fourth quarter of 2019.
The provision for credit losses was $50.8 million in 2020 compared to $23.5 million in 2019. The increase in provision for credit losses reflects additional credit risk within the loan portfolio associated with the negative impacts of COVID-19. Provision for credit losses in the fourth quarter of 2020 was $11.3 million compared to $14.0 million in the linked quarter and $5.6 million in the fourth quarter of 2019.
The 2020 net charge-off ratio was 0.40% compared to 0.45% in 2019. The net charge-off ratio for the fourth quarter of 2020 was 0.36%, compared to 0.32% in the linked quarter and 0.41% in the fourth quarter of 2019. Nonaccrual loans as a percent of total loans receivable held for investment was 0.89% in the fourth quarter of 2020, compared to 0.77% in the linked quarter and 0.58% in the prior year quarter.
Noninterest income for 2020 was $78.1 million4 compared to $72.8 million in 2019.5 Noninterest income was $20.2 million in the fourth quarter of 2020, compared to $19.0 million in the linked quarter and $26.3 million in the fourth quarter of 2019. The decrease in noninterest income from the prior year quarter was primarily due to gains on sales of former properties in the fourth quarter of 2019,6 partially offset by higher mortgage banking income in the fourth quarter of 2020.
Noninterest expense for 2020 was $191.6 million compared to $185.4 million in 2019. The increase in noninterest expense for the year was primarily due to $5.1 million of COVID-19 related expenses combined with higher pension-related costs of $2.3 million and $0.7 million in costs associated with the bank’s branch consolidation strategy. These costs were partially offset
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4 See footnote 1 above.
5 See footnote 2 above.
6 See footnote 2 above.

by reductions in data processing and marketing expenses. Fourth quarter of 2020 noninterest expense was $49.4 million, compared to $47.3 million in the linked quarter and $46.2 million in the fourth quarter of 2019.
Total loans were $5.3 billion as of December 31, 2020, up 4.4% from December 31, 2019. The increase in total loans was primarily due to a $300 million increase in Paycheck Protection Program loans and a $210 million increase in commercial real estate loans. The increase in these portfolios was offset by reductions in the home equity line of credit and personal unsecured loan portfolios.
Total deposits were $7.4 billion as of December 31, 2020, an increase of 17.8% from December 31, 2019. The average cost of funds was 0.16% for the full year 2020, thirteen basis points lower than the prior year. For the fourth quarter of 2020, the average cost of funds was 0.09%, down four basis points versus the linked quarter and down seventeen basis points versus the prior year quarter.
Overall, American’s return on average equity for the full year 2020 was 8.1% compared to 13.5% in 2019. Return on average assets for the full year was 0.74% in 2020 compared to 1.25% in 2019. For the fourth quarter of 2020 return on average equity was 8.6%, compared to 6.8% in the linked quarter and 16.5% in the fourth quarter of 2019. Return on average assets was 0.77% for the fourth quarter of 2020, compared to 0.61% in the linked quarter and 1.58% in the same quarter last year.
In the fourth quarter of 2020, American paid dividends of $3.0 million to HEI. American had a leverage ratio of 8.4% at December 31, 2020.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2021 GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its fourth quarter and full year 2020 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the fourth quarter and full year 2020.
HEI plans to announce its fourth quarter and full year 2020 consolidated financial results on Tuesday, February 16, 2021 and will also conduct a webcast and conference call at 11:15
a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including American’s earnings, and 2021 guidance.

Parties in the U.S. may listen to the conference call by dialing (844) 834-0652. International parties may listen to the conference call by dialing (412) 317-5198. Parties may also access presentation materials and/or listen to the conference call by visiting the conference call/webcast link on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events — Events and Presentations.”
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
    A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through March 2, 2021. To access the audio replay, dial (877) 344-7529 (U.S.) or (412) 317-0088 (international) and enter passcode 10151332.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utility, Hawaiian Electric; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2019 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Years ended December 31
(in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Interest and dividend income
Interest and fees on loans	$52,629	$52,419	$57,892	$214,134	$233,632
Interest and dividends on investment securities	7,590	7,221	7,160	30,529	32,922
Total interest and dividend income	60,219	59,640	65,052	244,663	266,554
Interest expense
Interest on deposit liabilities	1,709	2,287	3,907	10,654	16,830
Interest on other borrowings	11	61	249	460	1,610
Total interest expense	1,720	2,348	4,156	11,114	18,440
Net interest income	58,499	57,292	60,896	233,549	248,114
Provision for credit losses	11,307	13,970	5,607	50,811	23,480
Net interest income after provision for credit losses	47,192	43,322	55,289	182,738	224,634
Noninterest income
Fees from other financial services	4,541	4,233	4,830	16,447	19,275
Fee income on deposit liabilities	4,217	3,832	5,475	16,059	20,877
Fee income on other financial products	1,773	1,524	1,378	6,381	6,507
Bank-owned life insurance	2,051	1,965	1,378	6,483	7,687
Mortgage banking income	7,801	7,681	1,863	23,734	4,943
Gain on sale of real estate	—	—	10,762	—	10,762
Gain on sale of securities, net	—	—	—	9,275	653
Other income, net	(187)	(231)	654	(256)	2,074
Total noninterest income	20,196	19,004	26,340	78,123	72,778
Noninterest expense
Compensation and employee benefits	27,156	26,431	26,383	104,443	103,009
Occupancy	5,171	5,693	5,429	21,573	21,272
Data processing	3,717	3,366	3,953	14,769	15,306
Services	3,214	2,624	2,378	11,121	10,239
Equipment	2,371	2,001	2,344	9,001	8,760
Office supplies, printing and postage	1,046	1,187	1,192	4,623	5,512
Marketing	1,527	727	1,035	3,435	4,490
FDIC insurance	775	714	(45)	2,342	1,204
Other expense[1]	4,470	4,556	3,537	20,283	15,586
Total noninterest expense	49,447	47,299	46,206	191,590	185,378
Income before income taxes	17,941	15,027	35,423	69,271	112,034
Income taxes	2,283	2,877	7,193	11,688	23,061
Net income	$15,658	$12,150	$28,230	$57,583	$88,973
Comprehensive income	$18,306	$13,543	$33,300	$81,191	$118,379
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.77	0.61	1.58	0.74	1.25
Return on average equity	8.58	6.75	16.45	8.11	13.48
Return on average tangible common equity	9.67	7.62	18.69	9.17	15.39
Net interest margin	3.12	3.12	3.74	3.29	3.85
Efficiency ratio	62.83	61.99	52.97	61.47	57.77
Net charge-offs to average loans outstanding	0.36	0.32	0.41	0.40	0.45
As of period end
Nonaccrual loans to loans receivable held for investment	0.89	0.77	0.58
Allowance for credit losses to loans outstanding	1.90	1.67	1.04
Tangible common equity to tangible assets	7.9	8.0	8.6
Tier-1 leverage ratio	8.4	8.3	9.1
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$3.0	$—	$9.0	$31.0	$56.0
1 The fourth quarter of 2020, third quarter of 2020 and year ended December 31, 2020 include approximately $0.6 million, $0.7 million and $5.1 million, respectively, of certain direct and incremental COVID-19 related costs. For 2020, these costs, which have been recorded in Other expense, include $2.5 million of compensation expense and $2.0 million of enhanced cleaning and sanitation costs.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	December 31, 2020		December 31, 2019
Assets
Cash and due from banks		$178,422		$129,770
Interest-bearing deposits		114,304		48,628
Cash and cash equivalents		292,726		178,398
Investment securities
Available-for-sale, at fair value		1,970,417		1,232,826
Held-to-maturity, at amortized cost		226,947		139,451
Stock in Federal Home Loan Bank, at cost		8,680		8,434
Loans held for investment		5,333,843		5,121,176
Allowance for credit losses		(101,201)		(53,355)
Net loans		5,232,642		5,067,821
Loans held for sale, at lower of cost or fair value		28,275		12,286
Other		554,656		511,611
Goodwill		82,190		82,190
Total assets		$8,396,533		$7,233,017
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,598,500		$1,909,682
Deposit liabilities–interest-bearing		4,788,457		4,362,220
Other borrowings		89,670		115,110
Other		183,731		146,954
Total liabilities		7,660,358		6,533,966
Common stock		1		1
Additional paid-in capital		351,758		349,453
Retained earnings		369,470		358,259
Accumulated other comprehensive income (loss), net of taxes
Net unrealized gains on securities	$19,986		$2,481
Retirement benefit plans	(5,040)	14,946	(11,143)	(8,662)
Total shareholder’s equity		736,175		699,051
Total liabilities and shareholder’s equity		$8,396,533		$7,233,017

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.